Aimwell Energy Limited
10 Rosebery Avenue
Harpenden
Hertfordshire, AL5 2QP
UK

September 5th 2008

Fox Energy Exploration Limited.
64 Knightsbridge
London, SW1X 7JF
UK

Attention: Mr. Richard Moore, CEO

Reference: Fox Energy Exploration Limited/Aimwell Energy Limited Participation in UKCS 25th Offshore Licensing Round

Dear Richard

This letter sets out the agreement reached between Aimwell Energy Limited ("Aimwell") and Fox Energy Exploration Limited ("Fox") (together the "Parties" and individually a "Party") with respect to the participation of both companies in an application made for blocks 13/17 & 210/20e ("the Blocks") in the UKCS 25th Round of Offshore Licensing.

In consideration of the agreements and undertakings of the Parties herein contained, the Parties agree as follows:

1. Fox and Aimwell shall hold the following Percentage Interests (as defined below) in each Block and the Licence awarded in respect thereof:

Fox	90.00%
Aimwell	10.00%

For the purpose of this letter agreement, "Percentage Interest" means each Party's respective undivided share, expressed as a percentage of all rights, benefits, obligations and liabilities arising under this letter agreement, in each Block and each Licence awarded in respect thereof and in any Joint Operating Agreement relating to each such Block and each Licence awarded in respect thereof.

Fox shall be named operator (subject to approval by the Secretary of State for Business, Enterprise and Regulatory Reform (BERR), of all Blocks awarded.

A consideration of UK Pounds 32,000 (thirty two thousand) shall be payable by Fox to Aimwell for preparation of the application documentation for the Blocks.

A further consideration of UK Pounds 50,000 (fifty thousand) shall be payable by Fox to Aimwell per each Block awarded to both companies by BERR, to cover an initial 3 months technical management of each Block by Aimwell. Such payments shall be made by Fox to Aimwell's account stated in Paragraph 8 below, within 15 (fifteen) days of receipt of an appropriate invoice from Aimwell.

2. Fox shall pay all of Aimwell's 10% Percentage Interest share of all costs, expenses, liabilities and obligations (including without limitation, Licence obligations, Licence rentals, manpower costs, wells costs, seismic and other technical data costs) arising in respect of operations jointly conducted by Fox and Aimwell in respect of each Block and corresponding Licence ("Joint Operations"), until the date that a Field Development Plan is formally approved by the UK Secretary of State responsible for such matters, for the development of a discovery of petroleum in each Block ("the Carry"). Thereafter, Fox and Aimwell shall each be responsible for their respective Percentage Interest share of costs in respect of each Block and Corresponding Licence.

Fox shall be free to assign (whether by sale or farm-out or otherwise) its Percentage Interest in each Block and corresponding Licence, provided that;

(i) the third party assuming the interest being granted is acceptable to BERR; and

(ii) is capable of fulfilling the obligations to be assigned, including without limitation, the obligations in (iii) and (v) following; and

(iii) Fox shall assign with the Percentage Interest to be assigned, a corresponding proportionate share of the Carry (in other words, if Fox assigns 50% of its Percentage Interest (i.e a 45% Percentage Interest), then 50% of the carry (being the payment of a 5% Percentage Interest share of Aimwell's total 10% Percentage Interest share of all costs, expenses, liabilities and obligations arising in respect of Joint Operations in the blocks) shall be paid by such third party – the balance attributable to the 5% Percentage Interest to be paid by Fox; and

(iv) Fox shall remain liable to Aimwell for any failure or default on the part of such third party to pay the foregoing amounts when properly due; and

(v) Fox shall assign with the Percentage Interest to be assigned a corresponding share of all of Fox's other rights and obligations under this letter agreement attributable to the Percentage Interest to be

assigned and in any JOA (as defined in 5 below) and any other agreement entered into between the Parties as contemplated in 5 below; and

(vi) Fox shall procure that the third party enter into a legally enforceable agreement with Fox and Aimwell in respect of the obligations assumed under (iii) and (v) above.

3. Aimwell shall, subject to any necessary Government and partner consents, have the right to assign (whether by sale of farm-out or otherwise) all or part of its Percentage Interest in the blocks. The assignment of all or part of Aimwell's Percentage Interest shall include a corresponding share of the Carry and Fox shall enter into a legally enforceable agreement with the assignee third party in respect of such obligations. Aimwell will ensure that Fox has full and fair opportunity to make an offer (not to be unreasonably delayed) if it proposes to dispose of all or part of its Percentage Interest and a corresponding part of the Carry.

4. Fox and Aimwell each agree to act in a constructive fashion to facilitate exploration and development of each of the Blocks.

5. Fox and Aimwell each agree to keep the other fully and timely informed on all matters relating to Joint Operations including without limitation, technical, operational, budget, farm-in and farm-out matters in respect of each of the Blocks and any correspondence or communication with BERR or other applicable governmental authorities. The Parties shall negotiate and execute a Joint Operating Agreement ("JOA") in respect of each Licence based upon the Oil & Gas UK form of JOA as set out on the Oil & Gas UK website (Standard Agreements Oct 07) no later than 6 (six) months following the award of each Licence. The JOA voting passmark will be 2 or more non-affiliated parties holding a minimum aggregate percentage of at least 65%. In addition to the JOA referred to above, Fox and Aimwell will enter into other agreements as necessary in accordance with normal North Sea practice.

6. If at any time Fox wishes to relinquish any or all of the Blocks, it will notify Aimwell in advance and provide Aimwell the opportunity to take an assignment of interest to enable retention of the Blocks by Aimwell.

7. Aimwell may provide to Fox joint venture technical and other related services under a Technical Services Agreement to be mutually agreed between the Parties.

8. Payments hereunder shall be made by Fox in UK pounds sterling to a bank account as nominated by Aimwell. The sums referred to herein exclude VAT, to be paid at the appropriate rate by Fox.

9. An Area of Mutual Interest (AMI) shall be established and survive for a period of 18 months from the date hereof comprising blocks 13/17 & 210/20e.

Aimwell Energy

In this time, Fox will not act on any Confidential Information shown by Aimwell to Fox, to acquire or with a view to acquiring, working interests in some or all of the blocks, other than pursuant to the terms of this Agreement. Confidential Information means all information, documents, agreements and technical data, relating to the blocks.

Fox further undertakes that it will keep the Confidential Information strictly confidential and that it will not without the prior written consent of Aimwell, disclose any Confidential Information to any third party other than to any of its or its Affiliates' employees, officers, directors or agents. Notwithstanding the foregoing, Fox shall be entitled to make reasonable disclosure to its advisors and to the investment community as to the standing of this Agreement, its objectives, and the outcome of the 25th Licensing Round.

Following the termination of this Agreement and, in the event that no further agreements have been entered into, which by their terms prevail, Fox will return all Confidential Information to Aimwell and delete any Confidential Information held electronically forthwith upon written request by Aimwell to do so.

10. This Agreement shall be governed by and construed in accordance with the laws of England, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the English Courts.

If you agree that the above sets out the agreement between us, kindly so indicate by signing in the space provided below.

Sincerely,

Michael Rose
Director
Aimwell Energy Limited. 5 Sept '08

Accepted and agreed to:

5 Sept 2008

Richard Moore
CEO
Fox Energy Exploration Limited

Note: A Parent Company Guarantee will be required from Fox Petroleum Inc.